Exhibit 10.5

SUSSER HOLDINGS CORPORATION

2006 Equity Incentive Plan

Restricted Stock Units Agreement

THIS AGREEMENT (the “Agreement”) is made between Susser Holdings Corporation, a Delaware corporation (the “Company”), and the individual to whom the corresponding Grant (as hereinafter defined) is made (hereinafter, the “Participant”), as of the date of Grant acceptance:

RECITALS:

WHEREAS, the Company has adopted the 2006 Equity Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee desires to provide the Participant the opportunity to acquire shares of common stock of the Company (“Shares”) upon settlement of stock units subject to the restrictions and vesting requirements described herein (“Restricted Stock Units”).

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Restricted Stock Award

The number of Restricted Stock Units awarded to the Participant and the grant date of the award are as set forth in the Grant Award Notification letter delivered to the Participant (the “Grant”).

2.	Vesting of Restricted Stock Units

(a)	In General. Except as provided in Sections 2(b) and (c) below, the Restricted Stock Units shall vest in accordance with the vesting schedule specified in the Grant Award Notification letter delivered to the participant.

(b)	Change of Control. If (i) a Change of Control occurs prior to the Participant becoming fully vested in the Restricted Stock Units and after any performance conditions requisite to the vesting of the Restricted Stock Units have been achieved or satisfied, and (ii) such Participant’s services with the Company or any acquiring or surviving entity are involuntarily terminated at or within on-year of the date of such Change in Control, such Restricted Stock Units shall become fully vested as of the date of termination. For purposes of this Section 2(b), a participant’s services shall be deemed to be involuntarily terminated if such Participant resigns as a result of a substantial reduction in such Participant’s compensation following a Change in Control.

(c)	Termination of Services.

(i) Any Termination. Unless otherwise set forth in an employment agreement between Participant and the Company or any of its Subsidiaries, Participant shall forfeit all unvested Restricted Stock Units upon a termination of Service with the Company and any of its Subsidiaries for any reason.

(ii) Termination for Cause. Unless otherwise set forth in an employment agreement between Participant and the Company or any of its Subsidiaries, if such Participant’s Service is terminated for Cause, the Participant shall forfeit all Shares the Participant acquired upon settlement of any Restricted Stock Units. To the extent Participant disposed of any such Shares prior to such forfeiture, the Company shall be entitled to Fair Market Value of such Shares at the time of the disposition.

3.	Payment.

(i) Settlement. The Company shall deliver to the Participant on each vesting date of any of the Restricted Stock Units a number of Shares equal to the aggregate number of Restricted Stock Units that vest as of such date. No fractional Shares shall be delivered; the Company shall pay cash in respect of any fractional Shares. The Company shall cause to be issued a certificate or certificates representing the number of Shares to be issued in respect of the Restricted Stock Units, registered in the name of the Participant.

(ii) Withholding Requirements. As a condition to any grant or settlement of Restricted Stock Units, the Participant shall make such arrangements as the Committee may require for the satisfaction of any Federal, state, local or foreign withholding tax obligations that may arise in connection with such Restricted Stock Units.

(iii) Securities Laws Requirements. Notwithstanding any other provision in the Plan, this Agreement, or the Grant Award Notification letter, no Shares shall be delivered to the Participant in settlement of this Grant unless the issuance of Shares complies with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may be listed.

(iv) Section 409A. Notwithstanding any other provision in the Plan, this Agreement, or the Grant Award Notification letter, (a) any Restricted Stock Units that vest due to the termination of the Executive’s employment shall not be settled until the Participant has incurred a “separation from service” with the Company or a Subsidiary within the meaning of Section 409A of the Code, if prior settlement would result in the imposition of additional tax under Code Section 409A and (b) if the Participant is a “specified employee” for purposes of Code Section 409A on the date of such “separation from service,” settlement of any Restricted Stock Units subject to clause (a) of this Section 3(iii) shall be made no earlier than (1) the first business day following a six (6) month period following the date of such “separation from service” or (2) the Participant’s death.

4.	Shareholder Rights/Dividends

Prior to settlement of the Restricted Stock Units, (i) the Participant shall have no rights as a shareholder with respect to the Shares underlying the Restricted Stock Units, and (ii) the Participant shall not receive payment of, or credit for, dividends or dividend equivalents with respect to the Shares underlying the Restricted Stock Units.

5.	Proscribed Conduct

Notwithstanding anything to the contrary set forth in the Plan or this Agreement, except as otherwise set forth in an employment agreement between Participant and the Company or any of its Subsidiaries, in the event a Participant engages in Proscribed Conduct after the termination of his Service for any reason, such Participant shall forfeit all Shares the Participant acquired upon settlement of any Restricted Stock Units. To the extent Participant disposed of any such Shares prior to such forfeiture, the Company shall be entitled to Fair Market Value of such Shares at the time of the disposition.

6.	Adjustment Of Shares

Any adjustments to the Restricted Stock Units shall be made in accordance with the terms of the Plan.

7.	Definitions

(a)	“Cause” shall mean, unless otherwise defined in an employment agreement between the applicable Participant and the Company or any of its Subsidiaries, (i) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony, or the Participant’s commission of an act of fraud or embezzlement against the Company or its affiliates; (ii) the Participant’s willful and material breach of any employment agreement between the Company or any Subsidiary and the Participant that is economically injurious to the Company; (iii) the Participant’s willful misconduct that is economically injurious to the Company; (iv) the Participant’s willful failure to follow the lawful directives of the Board; or (v) the Participant’s material failure or neglect to carry out his job functions (other than by reason of a physical or mental impairment), that continues after the Participant has been provided with specific notice of such failure or neglect, and a reasonable opportunity to correct the same. For purposes hereof, no act, or failure to act, by the Participant shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or its Subsidiaries.

(b)	“Change of Control” shall mean (i) a sale, merger or similar transaction or series of related transactions involving the Company or any of its Subsidiaries, as a result of which those persons who held (either directly or indirectly) 100% of the voting power of the Company immediately prior to such transaction do not hold (either directly or indirectly) more than 50% of the voting power of the Company (or the surviving or resulting entity thereof) after giving effect to such transaction or (ii) the sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in a transaction or series of related transactions, in any case, other than to an entity of which more than 50% of the voting power is held (either directly or indirectly) by persons who held voting power of the Company immediately prior to such transaction. For the avoidance of doubt, an initial public offering of the Shares shall not constitute a Change in Control.

(c)	“Proscribed Conduct” shall mean a breach by a Participant of any restrictive covenants contained in any employment agreement between the Participant and the Company or any Subsidiary, or if there are no such covenants or any such covenants are inapplicable for any reason, then “Proscribed Conduct” means, during the one-year period following termination of Service, a Participant’s (a) unauthorized disclosure of confidential information relating to the Company or its Subsidiaries, (b) directly or indirectly engaging in, or owning or controlling any interest in, or acting as a director, officer or employer of, or consultant to or otherwise be employed by any business engaged in the operation of convenience stores, wholesale fuel distribution or any other business conducted by the Company or any Subsidiary or Affiliate in any county in which the Company operates on the date of such Participant’s termination of Service, (c) hiring, directly or indirectly, any individual who was an employee of the Company or its Subsidiaries within the 12 month period prior to the date the Participant employs or seeks to employ such individual, or soliciting or inducing, directly or indirectly, any such individual to terminate his or her Service with the Company or its Subsidiaries, or (d) causing, inducing or encouraging any actual or prospective client, customer, supplier, dealer or licensor of the Company or any other Person who has a business relationship with the Company or any Subsidiary or Affiliate to terminate or modify any such actual or prospective relationship.

8.	Miscellaneous Provisions

(a)	Non-transferability. No Restricted Stock Unit may be transferred, assigned, pledged or hypothecated by the Participant during the Participant’s lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process, except (i) by beneficiary designation, will or the laws of descent and distribution and (ii) in the case of a transfer by the Participant to its affiliate with the prior written consent of the Committee in its sole discretion.

(b)	No Right to Continued Employment. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

(c)	Transfer Restrictions. The Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, and any applicable Federal or state laws, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(d)	Notification. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

(e)	Entire Agreement. This Agreement and the Plan (and following the exercise of any Option, the Shareholders Agreement, if applicable) constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(f)	Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(g)	Restrictive Covenants. The Participant agrees and acknowledges that the provisions of Section 4 of this Agreement are reasonable and appropriate (including the remedies set forth therein) and hereby covenants to comply with the requirements thereof.

(h)	Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be join herein and be bound by the terms hereof.

(i)	Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware, as such laws are applied to contracts entered into and performed in such jurisdiction.

(j)	Signature in Counterparts. This Agreement may be signed in counterparts, manually, or electronically, and each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

By accepting this Grant (as Participant), I acknowledge and agree that this award of Restricted Stock Units is granted under and governed by the terms of the Susser Holdings Corporation 2006 Equity Incentive Plan, which is attached to and made a part of this document. By electronically selecting the “Accept” button in connection with the Grant, I hereby agree to the terms and conditions set forth in this Agreement and understand that my acceptance shall act as my electronic signature to, and on, this Agreement, and it is my intent that the same shall be binding upon me as if I had delivered a copy of this Agreement to Susser Holdings, originally executed below by my own hand, as of the date of said acceptance.

Participant	Susser Holdings Corporation

[Via Electronic Signature]	By:
E. V. Bonner, Jr., Executive Vice President